SCHEDULE 14A INFORMATION

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E-Z-EM, INC.
1111 Marcus Avenue
Lake Success, New York 11042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                I am pleased to give you notice that the 2007 Annual Meeting of Stockholders of E-Z-EM, Inc. will be held at the Long Island Marriott Hotel & Conference Center, 101 James Doolittle Boulevard, Uniondale, New York on Tuesday, October 30, 2007 at 10:00 a.m., local time, for the following purposes:

•	to elect each of Robert J. Beckman, Paul S. Echenberg and John T. Preston as Class II directors of the company, each for a term of three years;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2008; and

•	to transact such other business as may properly come before the meeting.

                Our board of directors has fixed the close of business on September 14, 2007 as the record date for the annual meeting. Only record holders of E-Z-EM common stock listed in our stock transfer books as of the close of business on the record date are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ Peter J. Graham

PETER J. GRAHAM, Secretary
Lake Success, New York

Dated: September 28, 2007

                Whether or not you expect to be present at the meeting, we urge you to fill in, date, sign and return the enclosed proxy card in the envelope that is provided, which requires no postage if mailed in the United States.

                If you wish to attend the annual meeting, please check the appropriate box on the enclosed proxy card and return it in the enclosed envelope.

                We may adjourn the annual meeting from time to time without further notice other than announcement at the meeting or any adjournment thereof. We may conduct any business for which notice is hereby given at any such adjourned meeting.

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E-Z-EM, INC.
1111 Marcus Avenue
Lake Success, New York 11042

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

OF E-Z-EM, INC.

OCTOBER 30, 2007

INTRODUCTION

                This proxy statement is being furnished to you and the other stockholders of E-Z-EM, Inc., a Delaware corporation, by the board of directors of your company in connection with the solicitation of proxies by the board for use at E-Z-EM’s 2007 Annual Meeting of Stockholders to be held at the Long Island Marriott Hotel & Conference Center, 101 James Doolittle Boulevard, Uniondale, New York, on Tuesday, October 30, 2007 at 10:00 a.m., local time, or at any adjournment or postponement thereof. Unless the context otherwise requires, “we,” “us,” “our company” and similar terms refer to E-Z-EM, Inc.

                Our principal executive offices are located at 1111 Marcus Avenue, Lake Success, New York 11042. The approximate date on which this proxy statement and the accompanying proxy are first being sent or given to stockholders is October 1, 2007.

THE STOCKHOLDER MEETING

Date, Time and Place

                This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of E-Z-EM, Inc. from holders of E-Z-EM’s common stock for use at the annual meeting of stockholders to be held at the Long Island Marriott Hotel & Conference Center, 101 James Doolittle Boulevard, Uniondale, New York, on Tuesday, October 30, 2007 at 10:00 a.m., local time, and at any adjournments or postponements of the annual meeting.

Proposals To Be Considered

                At the annual meeting, we will ask holders of our common stock to consider and vote upon the following items:

Election of Directors

                The election of three of our nine directors. If elected, the nominees for Class II director, Robert J. Beckman, Paul S. Echenberg and John T. Preston, will each serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Ratification of Appointment of Independent Registered Public Accounting Firm

                Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2008.

Record Date; Voting Securities

                As of the close of business on September 14, 2007, the record date for the annual meeting, there were 10,976,549 outstanding shares of our common stock entitled to notice of and to vote at the annual meeting. Each holder of our common stock has one vote per share on each matter to be acted upon at the annual meeting. Only stockholders of record at the close of business on the record date are entitled to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 1111 Marcus Avenue, Lake Success, New York 11042, by contacting the Secretary of our company.

                A majority of the outstanding shares of common stock must be present in person or represented by proxy in order to establish a quorum at the meeting. For purposes of determining the presence of a quorum for transacting business at the annual meeting, abstentions and broker “non-votes” (proxies from banks, brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the banks, brokers or nominees do not have discretionary authority) will be treated as shares that are present.

Votes Required

Election of Directors

                The directors nominated for election will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote since they will not represent votes cast at the annual meeting for the purpose of electing directors.

Ratification of the Appointment of Independent Registered Public Accounting Firm

                The proposal to ratify the board’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2008 must be approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions will be counted and will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the proposal.

Voting of Proxies

                Your shares will be voted in accordance with your instructions. If you do not specify on your proxy card how you would like your shares to be voted, the proxies will vote the shares subject to the proxy:

•	FOR the election of the board’s nominees for director;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our 2008 fiscal year; and

•
in accordance with the judgment of the person or persons voting with respect to any other matter that may properly be brought before the annual meeting. We do not expect that any matter not described in this proxy statement will be brought before the annual meeting.

Revocability of Proxies; How to Vote

                Even if you have granted a proxy on the enclosed proxy card, you may still vote in person at the annual meeting. You may revoke your proxy at any time prior to it being voted at the annual meeting by:

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•	delivering to our Secretary, prior to the annual meeting, a written notice of revocation bearing a later date than the proxy;

•	timely submitting another proxy by mail that has a later date and that is properly signed; or

•	attending the annual meeting and voting in person.

                If you attend the annual meeting, that alone will not revoke your proxy. If we adjourn the meeting, it will not affect your ability to vote or to revoke a previously delivered proxy. We do not expect that any adjournment of the annual meeting would be long enough to require the setting of a new record date for the meeting.

                If your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and proxy card have been sent directly to you by us.

                If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and voting instructions have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

Solicitation of Proxies

                We will bear the cost of soliciting proxies on behalf of the board of directors. In addition to the use of the mail, we may solicit proxies by telephone, facsimile and personal interview by our officers, directors and employees. If requested, we will reimburse banks, brokers, nominees and other record holders for their reasonable expenses in sending soliciting material to persons for whom they hold shares.

Stockholders should not send stock certificates with their proxy cards.

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PROPOSAL NO. 1 –
ELECTION OF DIRECTORS

Nominees

                Our board of directors currently consists of nine directors. The board is divided into three classes, each of which serves a different three-year term. At the annual meeting, you will be asked to elect three Class II directors. If elected, Robert J. Beckman, Paul S. Echenberg and John T. Preston, will each hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. The Class I directors and Class III directors will continue in office during the terms indicated below.

                Unless otherwise specified, all proxies received will be voted in favor of the election of each of the Class II director nominees. Management has no reason to believe that any of the nominees will be unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the annual meeting, we will vote the proxies in favor of the election of the remaining nominees and any substitute nominees selected by the board. The names of the nominees and certain information concerning them are set forth below:

Nominees to serve as Class II Directors for terms expiring at the 2010 Annual Meeting:

Name	Principal Occupation	Age	Director Since

Robert J. Beckman	Founder and Managing Partner of The Channel Group	59	2002

Paul S. Echenberg	President, CEO and director of Schroders & Associates Canada Inc.	63	1987

John T. Preston	President and CEO of Atomic Ordered Materials, LLC	57	2004

                Robert J. Beckman  has been a director of our company since 2002. He is a founder and since 2002 has been a Managing Partner of The Channel Group, a venture management and corporate advisory business focusing on global life sciences. Previously, he founded Intergen Co., a company that provides technology and biologicals to the pharmaceutical/biotechnology and clinical diagnostic industries, and served as its Chief Executive Officer from 1987 until 2001.

                Paul S. Echenberg  has been a director of our company since 1987 and has served as Chairman of our board of directors since 2005, and Chairman of the board of directors of our subsidiary, E-Z-EM Canada, since 1994. He has been the President, Chief Executive Officer and a director of Schroders & Associates Canada Inc. (investment buy-out advisory services) and a director of Schroders Ventures Ltd. since 1997. He is also a founder and since 1989 has been a general partner and a director of Eckvest Equity Inc. (personal investment and consulting services). He is also a director of AngioDynamics, Inc., our former subsidiary and now a publicly held company, and is a director of Lallemand Inc., Benvest New Look Income Fund, a publicly held Canadian company, ITI Medical Technologies, Inc., Med-Eng Systems Inc., MacroChem Corp., a publicly held company, and A.P. Plasman Corp.

                John  T. Preston has been a director of our company since 2004. He has served as the President and Chief Executive Officer of Atomic Ordered Materials, LLC, a research and development company, since 1999 and has been a Senior Lecturer at the Massachusetts Institute of Technology (MIT) since 1996. He founded Quantum Energy, LLC and served as its Chief Executive Officer from 1996 to 1999. Mr. Preston was the Director of Technology Development at MIT from 1992 to 1996. From 1986 to

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1992, Mr. Preston served as Director of Technology Licensing at MIT and from 1977 to 1986 held various technology management positions with MIT. He is also a director of Clean Harbors, Inc. and Alseres Pharmaceuticals, Inc., both publicly held companies, as well as several private companies.

Recommendation of the Board of Directors

                The board of directors recommends a vote FOR the election of each of the nominees as a Class II director of our company.

Other Directors

                The following Class I and III directors will continue on the board of directors for the terms indicated:

Class I Directors (Terms Expiring at the 2009 Annual Meeting):

                James L. Katz, CPA, JD, age 71, has been a director of our company since 1983. He is a founder and a director of Lakeshore Medical Fitness, LLC (owns and manages medical fitness facilities), and has served as its Chief Executive Officer since 2000. He is also a founder of Medical Imaging of Northbrook Court LLC (screening and diagnostic imaging), and has served as an administrative member since 2001. Previously, he founded, and was a managing director from its organization in 1995 until 2000 of, Chapman Partners LLC (investment banking). From its acquisition in 1985 until its sale in 1994, he was the co-owner and President of Ever Ready Thermometer Co., Inc. From 1971 until 1980 and from 1983 until 1985, he held various executive positions with Baxter International and its subsidiaries, principally that of Chief Financial Officer of Baxter International. He is also a director of Intec, Inc., and the Annenberg Center for Health Sciences at Eisenhower, as well as a member of the Board of Advisors of AEG Partners.

                Anthony A. Lombardo, age 60, has served as our President, Chief Executive Officer and a director since 2000. Prior to joining us, he served as President of ALI Imaging Systems, Inc. (radiology information management) from 1998 to 2000.

                James H. Thrall, M.D., age 64, has been a director of our company since 2005. He is a radiologist and chairs the Department of Diagnostic Radiology of Massachusetts General Hospital. He is currently a member of the Board of Trustees of the Massachusetts General Physicians Organization. He is also a director of WorldCare, Inc., a company providing telemedicine and clinical trial support services, and has served as Chairman of its board of directors since 1999. Since 2002, he has also been a director of Mobil Aspects Inc., a company focused on radiofrequency identification (RFID) technology, and has served as Chairman of its board of directors since 2005. Dr. Thrall also serves on the Board of Trustees of the Society of Chairman of Academic Radiology Departments, the Board of Chancellors of the American College of Radiology and the Board of Trustees of the Research and Education Foundation of the Radiological Society of North America.

Class III Directors (Terms Expiring at the 2008 Annual Meeting):

                David P. Meyers, age 43, has been a director of our company since 1996. He is a founder of Alpha Cord, Inc., which provides cryopreservation of umbilical cord blood, and has served as its President since 2002. Previously, he founded MedTest Express, Inc., an Atlanta, Georgia-based provider of contracted laboratory services for home health agencies, and served as its President, Chief Executive Officer and a director from 1994 to 2002.

                Adel Michael, age 63, has been a director of our company since May, 2007. In December 2006, he co-founded, and since then has served as Chief Financial Officer of, Stratos Wireless Inc., a company

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involved in designing, deploying, and maintaining microwave wireless systems. He is also a director of Sensurtec, Inc., which develops and markets a technology that detects the structure and functional integrity of devices, particularly in medical implants. Mr. Michael served as the Vice Chairman of the Board of Mentor Corporation (NYSE: MNT), a leading supplier of medical products for the surgical and non-surgical medical aesthetics and urology markets, and held various executive positions, principally Chief Financial Officer, from 2000 to 2005. From 1983 to 2000, Mr. Michael held various positions with The Marmon Group in Chicago, IL, an international association of more than 125 unrelated companies engaged in various manufacturing and service businesses worldwide with aggregate annual revenues of over $7 billion and 40,000 employees. From 1989 to 2000, he served as Senior Vice President and Chief Financial Officer of Getz Brothers and Co., Inc., San Francisco, CA, and, from 1983 to 1989, he served as Group Controller for The Marmon Group. Mr. Michael served as Controller of Amphenol Corporation from 1972 to 1983, a subsidiary of Allied/Signal Corporation in Toronto, Canada and Chicago, IL. Prior to that, he was with Bell and Howell from 1969 to 1972.

                George P. Ward, age 69, has been a director of our company since 2002. Prior to his retirement in 2002, Mr. Ward served as Executive Vice President - Business Development of Health Center Internet Services, Inc. in San Francisco, CA from 1997 until 2001 and as a director and consultant for ALI Technologies, Inc. of Richmond, British Columbia, Canada from 1996 until 2002. After serving as an officer in the U.S. Air Force, Mr. Ward began his career as a rocket engineer with Thiokol Chemical Corp. in 1962. He then joined the General Electric Space Division as a program manager and marketing manager in 1966. After a GE corporate headquarters assignment in 1973, Mr. Ward moved to the GE Medical Business, where he managed the x-ray and other medical imaging businesses. In 1977, he became President, Chief Executive Officer and a director of Systron Donner Corp., Concord, CA (then NYSE-listed). In 1982, he became President, Chief Executive Officer and a director of Vitalink Communications Corp., Mountain View, CA, and, in 1986, he founded MEICOR, Inc., Pleasanton, CA, and served as its Chairman, Chief Executive Officer and a director. From 1987 until 1991, he was a Worldwide Business Group Managing Director for Philips Medical, and has also been a director/ consultant for several high technology companies. He also was a director of Blue Cross of California, Woodland Hills, CA from 1986 to 1996.

Director Independence

                Because our stock is traded on The NASDAQ Stock Market LLC (“NASDAQ”), a majority of our directors must qualify as independent under NASDAQ’s listing requirements. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests provide, for example, that a director is not considered independent if he or she is an employee of a company or is a partner in, or controlling shareholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year. The subjective test provides that an independent director must be a person who lacks a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

                Our board of directors has determined that seven of our nine directors – Messrs. Beckman, Echenberg, Katz, Michael, Preston, Thrall and Ward – are independent under the NASDAQ listing requirements.

                None of the seven directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, our board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

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Based on all of the foregoing, as required by NASDAQ rules, our board made a determination as to each independent director that no relationship exists that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has not established categorical standards or guidelines to make these determinations, but considers all relevant facts and circumstances.

Meetings

                The board of directors held four regularly scheduled meetings and one meeting by conference telephone call during our 2007 fiscal year. From time to time, the directors act by unanimous written consent pursuant to the laws of the State of Delaware. No director attended fewer than 75% of all board meetings, and meetings of each committee of which he was a member, while a director during the 2007 fiscal year. Our directors are expected to attend our annual stockholders meeting absent extenuating circumstances. All directors named in this proxy statement who were directors at the time of our 2006 annual stockholders meeting attended that meeting, with the exception of Mr. Katz, who was unable to attend due to a family emergency.

Board Committees

                Our board of directors has five standing committees, the members of which are elected by the board: the executive committee; the audit committee; the nominating and corporate governance committee; the compensation committee; and the finance committee.

                Executive Committee.  The executive committee has the full power and authority to act on behalf of the board during intervals between regularly scheduled board meetings. The members of the executive committee are Messrs. Echenberg, Beckman and Preston. The executive committee met five times during the 2007 fiscal year.

                Audit Committee. Pursuant to its charter, the audit committee is responsible for recommending to our board the appointment or termination of our independent registered public accounting firm; providing an open avenue of communication between the independent registered public accounting firm and the board; reviewing our significant accounting policies and internal controls; and having general responsibility for assisting the board in its oversight over all audit-related matters.

                The members of the audit committee are Messrs. Beckman, Katz, Michael and Preston, each of whom has been determined by our board to be independent under the NASDAQ listing requirements and under applicable rules of the Securities and Exchange Commission, or SEC, which require that the audit committee members not accept, directly or indirectly, any consultancy, advisory or other compensatory fee from us, other than their director compensation. Our board has also determined that each member of the audit committee is financially literate in accordance with the NASDAQ listing requirements. Additionally, the board has determined that Mr. Katz is an “audit committee financial expert,” as defined under the rules of the SEC. The audit committee met ten times during the 2007 fiscal year and had several informal discussions.

                Nominating and Corporate Governance Committee. Pursuant to its charter, the nominating and corporate governance committee develops and recommends corporate governance guidelines for our company. The committee also evaluates current and prospective directors and their qualifications to serve on our board and presents recommendations to the board regarding nominees for director. The members of the nominating and corporate governance committee are Messrs. Beckman, Thrall and Ward, each of whom has been determined by our board of directors to be independent under the NASDAQ listing requirements. The nominating and corporate governance committee met nine times during the 2007 fiscal year and had several informal discussions.

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                The nominating and corporate governance committee’s process for identifying and evaluating nominees for director is as follows: In the case of an incumbent director whose term of office is set to expire, the committee reviews the director’s overall service to our company during his or her term, including the number of meetings attended, level of participation, quality of performance, and transactions, if any, between the director and our company during his or her term, and confirms the director’s independence, if applicable. In the case of a new director candidate, the committee first determines whether the nominee is independent under the NASDAQ listing requirements and, for potential audit committee members, the applicable SEC rules. The committee uses its network of contacts to identify potential candidates. The committee has also, on occasion, engaged a professional search firm to assist in identifying qualified nominees. The search firm identifies potential candidates based on an extensive profile of the requirements developed by the nominating and corporate governance committee. The search firm then develops a scoring matrix to rank the candidates and the committee interviews the candidates and makes its recommendation to our board.

                The nominating and corporate governance committee may apply several criteria in selecting nominees. At a minimum, the committee considers (a) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of our company and (b) the nominee’s reputation in his or her personal and professional activities. Additional factors that the committee may consider include: a candidate’s specific experiences and skills, relevant industry background and knowledge, experience in business development, including acquisitions and technology licensing, availability in light of other commitments, potential conflicts of interest and any other factors or qualities that the committee believes will enhance the board’s ability to effectively manage and direct the company’s affairs and business, including, where applicable, the ability of board committees to perform their duties or satisfy the requirements of the NASDAQ listing requirements or otherwise.

                Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Nominating and Corporate Governance Committee, c/o E-Z-EM, Inc., 1111 Marcus Avenue, Lake Success, New York 11042 at least 120 days prior to the anniversary of the date on which our proxy statement was first released to stockholders for the previous year’s annual meeting. Assuming that the appropriate information has been timely provided, the committee will consider and evaluate these candidates in the same manner as it considers other board candidates it identifies. Our stockholders also have the right to nominate director candidates without any action on the part of the nominating and corporate governance committee or our board of directors by following the advance notice provisions of our by-laws as described under “Stockholder Proposals and Director Nominations.” During the 2007 fiscal year, we did not receive any director nominations from our stockholders.

                Compensation Committee. Although the compensation committee does not have a written charter, it has been charged by our board of directors with the responsibility for determining the base salaries and equity incentive compensation, if any, to be paid to our Chief Executive Officer, or CEO, and our other executive officers. The compensation committee also determines the policies and parameters of our compensation programs and awards thereunder for our entire company, and makes recommendations to the board as to grants to our CEO and other executive officers under our equity compensation plans. The members of the compensation committee are Messrs. Ward, Katz and Thrall, each of whom has been determined by our board of directors to be independent under the NASDAQ listing requirements. The compensation committee met 14 times during the 2007 fiscal year and had several informal discussions.

                The compensation committee does not delegate its responsibilities with respect to compensation decisions for our CEO and our other executive officers. However, the committee consults with our CEO

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and, at its request, other of our executive officers throughout the year to review our business results against our operating budget to assist in making compensation determinations. Our CEO also makes recommendations to the committee regarding changes in his compensation and that of our other executive officers.

                In fiscal 2007, the compensation committee engaged an external consultant, Executive Compensation Consultants, or EC Consultants, to provide assistance with our compensation practices. Specifically, EC Consultants assisted the committee in modifying our Annual Incentive Plan for 2008 and in formulating and reviewing proposed forms of long-term equity incentive compensation that we may adopt in the future for our executive officers and other employees. The principal of EC Consultants provided legal services to the committee in developing and preparing a new employment agreement for our CEO and new change in control agreements for our CEO and other executive officers. In prior years, the committee has engaged EC Consultants and another compensation consultant, LCG Group, to provide benchmarking data and salary recommendations for use in making its compensation determinations. For more information regarding the compensation committee’s responsibilities, see “Compensation Discussion and Analysis.”

                Finance Committee. The board of directors created a finance committee in 1995. Its members are Messrs. Katz and Meyers. The finance committee did not meet during our 2007 fiscal year.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

                The following directors serve on our compensation committee: James L. Katz, James H. Thrall, M.D. and George P. Ward. None of the directors serving on our compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of these directors had any relationship required to be disclosed by us under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act.

                During 2007, none of our executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of any other entity one of whose executive officers served on our compensation committee or our board of directors.

Committee Charters, Code of Business Conduct and Ethics, Complaint Procedures and Corporate Governance Guidelines

                Our board of directors has adopted a written Code of Business Conduct and Ethics for our company that applies to all of our officers, employees and directors. Our Code of Conduct, together with the charters of the audit committee and the nominating and corporate governance committee, our complaint procedures for accounting and auditing matters and our corporate governance guidelines, are posted on our website (www.ezem.com) under Investor Relations, Corporate Governance. This website address is not intended to function as a hyperlink, and the information contained on our website is not intended to be a part of this proxy statement.

Communications with the Board

                Our stockholders may communicate directly with the board of directors by addressing a letter to “The Board of Directors of E-Z-EM, Inc., c/o Secretary, at 1111 Marcus Avenue, Suite LL26, Lake Success, New York 11042.” If you would like a letter to be forwarded directly to the Chairman of our board of directors or to the chairman of a standing committee, to a specific director or group of directors, or to one or more independent directors, you should so indicate. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate board member or members. Copies of written communications received at such address will be provided to the board or the relevant director or

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directors unless such communications are determined by our outside counsel or Chief Legal Officer to be inappropriate for submission to the intended recipient(s). However, any communication not so delivered will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, business solicitations, product promotions, résumés and other forms of job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation of Directors

                Directors who are not our employees receive the following compensation: a monthly retainer of $2,000; a fee of $1,750 for each board meeting attended in person; a fee of $500 for each telephonic board meeting in which they participate; an annual grant of 1,000 shares of our common stock; and an annual grant of an option to purchase 4,000 shares of our common stock. The Chairman of our board of directors receives 1.75 times the above-referenced fees. Non-employee directors, other than the Chairman of the board, who serve on committees of the board receive a fee of $1,000 for each committee meeting attended in person and $500 for each telephonic committee meeting in which they participate, except that the committee chairmen receive a fee of $1,500 for each committee meeting attended in person and $750 for each telephonic committee meeting in which they participate. Upon joining our board, new directors generally receive options for 24,000 shares of our common stock, which vest one-third each year for three years. Directors who are our employees do not receive any compensation for their services as directors.

                Paul S. Echenberg, the Chairman of our board of directors, receives $20,000 annually towards the cost of an office and secretary. In addition, the chairman of the audit committee (Mr. Katz) receives an additional monthly retainer of $1,000, and the chairmen of our nominating and corporate governance committee and compensation committee (Mr. Beckman and Mr. Ward, respectively) each receives an additional monthly retainer of $500.

Director Compensation for 2007

                The following table sets forth information concerning compensation earned during our 2007 fiscal year by all non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)

Paul S. Echenberg, Chairman of the Board	$57,313	$30,126	$172	None	$20,000(4)	$107,611

Robert J. Beckman, Director	$54,750	$17,215	$98	None	None	$72,063

James L. Katz, Director	$58,250	$17,215	$98	$33,859	None	$109,422

David P. Meyers, Director	$32,750	$17,215	$98	None	None	$50,063

Adel Michael, Director	$2,000	None	$98	None	None	$2,098

John T. Preston, Director	$39,750	$17,215	$98	None	None	$57,063
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Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)

James H. Thrall, Director	$43,250	$17,215	$98	None	None	$60,563

George P. Ward, Director	$51,000	$17,215	$98	None	None	$68,313

(1)
Represents the amount recognized for financial reporting purposes with respect to fiscal year 2007 for the fair value of shares of our common stock granted to each of our non-employee directors (other than Mr. Michael) in 2007 in accordance with SFAS No. 123(R). These shares vested immediately upon grant.

(2)
Represents the amount recognized for financial reporting purposes with respect to fiscal year 2007 for the fair value of stock options granted to each of our non-employee directors in 2007 in accordance with SFAS No. 123(R). Since the options were granted on June 2, 2007 and vest in full in one year, the amount recognized for financial reporting purposes represented one three hundred sixty-fifth of the total fair value of the stock options granted. See Note P of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended June 2, 2007 for a discussion of the assumptions used in calculating the expense under SFAS No. 123(R).

(3)
Represents the above-market earnings under our nonqualified deferred compensation plan. The above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 10% (from January 1, 2007 through June 2, 2007) and 12% (from June 4, 2006 through December 31, 2006) interest rates we used to calculate earnings on fees deferred by directors under our nonqualified deferred compensation plan.

(4)	Represents the amount we pay annually to Mr. Echenberg towards the cost of an office and secretary.

Security Ownership of Certain Beneficial Owners and Management The following table sets forth information, as of September 14, 2007, as to the beneficial ownership of our common stock, by:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group:

Unless otherwise noted, the address of each person listed below is c/o E-Z-EM, Inc., 1111 Marcus Avenue, Lake Success, New York 11042.
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Name and Address of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

Linda B. Stern 23 Willets Road Old Westbury, NY 11568	1,886,503	(2)	17.2

Wellington Management Company, LLP 75 State Street Boston, MA 02109	896,400	(3)	8.2

Ira Albert 1304 SW 160th Avenue, Suite 209 Ft. Lauderdale, FL 33326	800,042	(4)	7.3

David P. Meyers Director 813 Springdale Road Atlanta, GA 30306	543,881	(5)	4.9

Peter J. Graham Senior Vice President	487,285	(6)	4.4

Anthony A. Lombardo President, Chief Executive Officer, Director	425,996		3.7

Paul S. Echenberg Chairman of the Board and Chairman of the Board of E-Z-EM Canada	129,794		1.2

Brad S. Schreck Senior Vice President	66,958		*

Robert J. Beckman Director	57,451		*

James L. Katz Director	57,138		*

George P. Ward Director	52,951		*

Jeffrey S. Peacock Senior Vice President	52,682		*

John T. Preston Director	39,000		*

James H. Thrall, M.D Director	38,000		*

Joseph A. Cacchioli Vice President and Acting Chief Financial Officer	27,500		*

Adel Michael Director	—		—

All directors and executive officers as a group (13 persons)	1,978,636		16.6

*Does not exceed 1%.

(1)
Includes shares of our common stock issuable upon exercise of options currently exercisable or exercisable within 60 days from September 14, 2007 as follows: David P. Meyers (39,736); Peter J. Graham (60,817); Anthony A. Lombardo (415,996); Paul S. Echenberg (53,134); Brad S. Schreck (66,958); Robert J. Beckman (47,951); James L. Katz (43,384); George P. Ward (47,951); Jeffrey S. Peacock (43,000); John T. Preston (37,000); James H. Thrall, M.D. (37,000); Joseph A. Cacchioli (27,500); and all directors and executive officers as a group (920,427).

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(2)
As executor of the Estate of Howard S. Stern, Linda B. Stern is deemed to share beneficial ownership of the 1,850,198 shares of our common stock beneficially owned by the Estate. In addition, Linda Stern is the sole beneficial owner of 36,305 shares. The information relating to Linda Stern’s share ownership was obtained from a Schedule 13D/A filed on May 23, 2006 and a Form 4 filed on December 27, 2006.

(3)
All of these shares are held of record by clients of Wellington Management Company, LLP. Wellington Management Company’s share information was obtained from a Schedule 13G/A filed on February 14, 2007.

(4)
Includes 34,876 shares owned by Mr. Albert and his family members, 540,282 shares owned by Albert Investment Associates, L.P., and 224,884 shares owned by accounts over which Mr. Albert claims discretionary voting and dispositive authority. Mr. Albert’s share information was obtained from a Schedule 13D/A filed on July 21, 2003.

(5)
Excludes (i) 48,399 shares held by David P. Meyers’ wife, (ii) 25,773.6 shares held by a trust established for the benefit of his children, and (iii) 52,134 shares in which Mr. Meyers has a remainder interest and his mother has a life estate, as to all of which Mr. Meyers disclaims beneficial ownership. The information relating to Mr. Meyers’ share ownership was obtained from a Form 4 filed by Mr. Meyers on June 4, 2007 and other information available to us.

(6)	Includes 221,240 shares owned jointly with Mr. Graham’s wife; 159,887 shares owned by Mr. Graham’s wife; and 24,894 shares owned by his minor children.

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no reports were required for such persons, we believe that, during the fiscal year ended June 2, 2007, all of the filing requirements applicable to our executive officers, directors and 10% stockholders were complied with.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

                The goal of our executive officer compensation program is the same goal for operating our company – to create stockholder value. We have designed and implemented our executive compensation program to reward our Named Executive Officers, whose compensation is reported in the various tables following this discussion and analysis, commensurately with our company’s overall short-term and long-term growth and financial performance. Our success depends upon our ability to market and sell our existing products and to develop and commercialize innovative new products. In addition, the intense global pressure on healthcare costs requires us to continually improve productivity in all aspects of our business. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of our company.

Objectives

                The compensation committee of our board of directors, composed entirely of directors our board has determined are independent under the NASDAQ listing requirements, administers our executive compensation program. The committee bases its executive compensation programs on the same objectives that guide us in establishing all of our compensation programs:

•
Compensation should be based upon the level of job responsibility, individual performance and company performance. As employees progress to higher levels in our company, their compensation should be linked increasingly to company performance because they are more able to affect our results.

•	Compensation should reflect the value of the job in the marketplace. To attract, motivate and retain highly skilled personnel, we must offer a competitive compensation package.

•
Compensation should reward performance, and our programs are designed to provide pay-for-performance. We reward outstanding individual and company performance with top-level compensation and provide less compensation when company or individual objectives are not achieved.

•
Compensation programs should seek to align the interests of our Named Executive Officers with those of our stockholders by evaluating and rewarding performance on the basis of key financial and non-financial measurements that are critical to our success and increasing stockholder value.

•
While compensation programs will always reflect differences in job responsibilities, geographic region and marketplace considerations, the overall structure of the compensation programs should be broadly similar across our company.

Determining Executive Compensation

                The compensation committee has primary responsibility for developing and administering our executive compensation program. The committee, using compensation market data provided by compensation consultants and input from our CEO and other officers, determines the base salaries and equity incentive compensation of our CEO and our other Named Executive Officers and makes recommendations to the full board of directors regarding award grants under our Annual Incentive Plan, or AIP. In making its compensation decisions and recommendations, the committee reviews our

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company’s performance and evaluates each executive officer’s performance during the year or other relevant period, taking into consideration established goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements, time with our company and long-term potential to enhance stockholder value. We seek to balance compensation elements that are based upon financial, operational and strategic metrics with others that are based upon an individual’s performance.

                We strive to achieve an appropriate balance between base salary and cash and equity incentive awards in order to meet our objectives and generally attempt to set overall executive compensation at about the 50th percentile level of companies that we benchmark, as described below. Our mix of compensation elements is designed to reward short-term results and long-term performance through a combination of salary and cash and equity incentive awards, principally stock options.

                We view the various components of compensation as related but distinct. Although the compensation committee reviews and considers total compensation for each Named Executive Officer and for all such officers as a group, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. Consistent with our goal of setting overall compensation at the 50th percentile level, we attempt to set each individual compensation component at about that level but may adjust individual components above or below the 50th percentile if necessary to achieve our overall goal or to reflect individual performance.

Role of Executive Officers

                The compensation committee does not delegate its responsibilities with respect to the compensation of our Named Executive Officers. For other employees, the committee delegates authority to our CEO and human resources department to determine salaries and cash and equity incentive awards subject to an annual budget approved by the compensation committee and board of directors and within the parameters of our AIP and equity compensation programs.

                During the year, the committee meets with our CEO and, at its direction, other officers, including our Named Executive Officers, to review our results and progress against strategic objectives. The committee uses this information to help determine the aggregate annual ceilings for salary and incentive compensation for all of our employees, including our CEO and our other Named Executive Officers. Our CEO makes recommendations to the compensation committee regarding changes in his compensation and the compensation of all other officers, including the other Named Executive Officers. Other officers, including one or more Named Executive Officers, may be present at some of these meetings at the committee’s direction to provide it with such additional information that it may request to assist it in making its determinations. The committee may accept, reject or adjust our CEO’s recommendations, in whole or in part, and makes its final compensation determinations without the presence of any member of management.

Role of Compensation Consultants

                We have periodically used data, advice and recommendations obtained from two compensation consultants – LCG Group and Executive Compensation Consultants, or EC Consultants – in making compensation determinations. As more fully described below under “Benchmarking,” LCG Group has provided us with comparative salary data and recommendations for specific executive positions obtained from a variety of publicly available sources, which our CEO uses in setting initial salaries for newly hired officers and in making recommendations to the compensation committee regarding changes in the salaries of incumbent officers. LCG Group does not provide us with any other services.

                The compensation committee has also periodically retained EC Consultants to provide assistance with various aspects of our compensation program. In 2007, the committee retained EC Consultants to

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assist it in modifying our AIP for 2008, as described below under “Annual Incentive Award – Cash,” and to work with the committee in developing and reviewing proposals for future long-term equity incentive compensation for our Named Executive Officers. In addition, the principal of EC Consultants provided legal services to the committee in developing and drafting a new employment agreement for our CEO and new change in control agreements for all of our Named Executive Officers and other officers of ours. In 2006, the compensation committee retained EC Consultants to prepare a study (described below under “Benchmarking”) comparing the then-current compensation of our five most highly compensated executive officers to those at a peer group of companies for the purpose of determining the competitiveness of our overall executive compensation program. In 2007, EC Consultants did not provide us with any other services.

Benchmarking

                We have used benchmarking in two ways: as a factor in determining base salaries for our Named Executive Officers and to determine the competitiveness of their overall compensation packages.

                The compensation committee reviews the base salaries of our Named Executive Officers, including our CEO, every 18 months. To assist the committee in its review, our management periodically requests LCG Group to provide data (and to make recommendations based on that information) about salaries paid to officers at similar levels and with similar experience and responsibility at comparable public companies in our industry and region. LCG Group obtains this benchmark data from a variety of publicly available sources, including Towers Perrin Executive Compensation Survey, Mercer Executive Compensation Survey and Radford Executive Compensation Survey. The third-party surveys generally have specific parameters for comparative companies, such as number of employees, revenue, profitability, industry, and geographic area. LCG Group uses survey data from companies similar to ours in terms of these factors to benchmark individual executive job descriptions as closely as possible and formulate salary recommendations for individual officers. Our CEO uses this data and LCG Group’s salary recommendations in making his recommendations to the compensation committee regarding salary increases for our other Named Executive Officers as well as to determine the starting salaries of newly hired officers. For our CEO, the benchmark data is provided directly to the compensation committee by our Vice President - Human Resources for its use in setting the CEO’s salary.

                The compensation committee has recently also used benchmarking to evaluate the competitiveness of our overall executive compensation program. In 2006, the committee commissioned a study from EC Consultants to assess the compensation of our five most highly compensated executive officers (without regard to position except for the chief executive officer and chief financial officer) relative to executive officers at a group of peer companies.

                The study compared the total direct compensation (salaries, and short- and long-term incentive compensation) (“TDC”) of the five officers, including our CEO and our Chief Financial Officer, or CFO, at that time with the TDC provided to the named executive officers of 21 other publicly traded companies (“Comparator Companies”) in their most recently completed fiscal years.

                The Comparator Companies were selected using the following criteria determined by the compensation committee: manufacturers of medical, dental, nutritional or instrumentation products or providers of related services with revenues between approximately $70 million and $280 million, gross margins between approximately 40% and 60%, and profitability. The committee believed that the use of these factors would result in the most meaningful comparisons to our company, particularly because revenues and gross margins are key drivers of our profitability. Compensation information was obtained from proxy statements and other publicly available filings made by the Comparator Companies with the SEC.

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The Comparator Companies were as follows:

Candela Corporation	Merit Medical Systems, Inc.
Cantel Medical Corp.	Microtek Medical, Inc.
Caraco Pharmaceutical Laboratories, Ltd.	NABI Biopharmaceuticals
Cardiac Science Corporation	Nanometrics Incorporated
Encore Medical Corporation	Neogen Corporation
Hologic Inc.	Nutraceutical Corporation
ICU Medical, Inc.	Osteotech, Inc.
Immucor, Inc.	Quinton Cardiology Systems
Landauer, Inc.	Young Innovations, Inc.
Martek Biosciences Corporation	ZOLL Medical Corporation
Measurement Specialties, Inc.

                The study indicated that the TDC of our five officers generally fell between the 25th and 50th percentiles of the Comparator Companies. We regard TDC as the most important barometer of pay competitiveness because it includes all of the major components of compensation. Our CEO’s TDC stood at the 42nd percentile and our CFO’s was at the 38th percentile. Our officers’ salaries ranged between the 33rd percentile and the 55th percentile, with our CEO’s at the 33rd percentile and our CFO’s at the 41st percentile. Short-term cash incentive awards (or bonuses) ranged between the 53rd and 77th percentiles, with our CEO’s bonus at the 77th percentile and our CFO’s at the 72nd percentile. Total cash compensation (the sum of salary plus annual incentive award or bonus ) ranged between the 40th and 75th percentiles, with our CEO’s at the 75th percentile and our CFO’s at the 62nd percentile. However, long-term equity incentive awards for our officers were comparatively low, falling between the 4th percentile and the 37th percentile, with all except one officer’s falling at the 25th percentile or below.

                Based on the results of the study, the compensation committee concluded that our cash compensation (base salary plus annual incentive award) was above the targeted 50th percentile level, and thus did not require any significant changes for 2007. However, because our long-term incentive compensation was comparatively very low, in 2007 the committee has been exploring, with the assistance of EC Consultants, development of a long-term equity incentive plan for our Named Executive Officers and certain other officers of ours.

Components of Executive Compensation for 2007

                For 2007, the compensation of our Named Executive Officers consisted primarily of base salary and short-term cash incentive awards. We have periodically provided stock option grants to our Named Executive Officers. However, as described below under “Equity Awards – Stock Options,” we did not grant any stock options to these officers in 2007. The committee believes that the blend of base salary, annual cash incentives and periodic grants of stock options, coupled with our overall benefits package, balances both the mix of cash and equity compensation and the mix of short- and long-term compensation to properly motivate senior management to deliver positive short-term results while creating sustainable long-term stockholder value.

Base Salary

                Base salaries for our CEO and our other Named Executive Officers are set based on the scope of their responsibilities, their individual performance, including the impact of such performance on our business results, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the officer’s current salary and the amounts paid to the officer’s peers within and outside our company.

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                The compensation committee reviews the base salaries of our Named Executive Officers, including that of our CEO, approximately every 18 months, but salaries are not automatically increased if the committee believes, based upon a review of the various factors considered, that increases are not warranted. In addition, the compensation committee may determine that adjustments to other elements of compensation are more appropriate in light of our stated objectives.

                Prior to the start of each fiscal year, management provides the compensation committee with a budgeted amount for all salary increases at our company based on annual cost of living increases and our financial performance in the prior fiscal year and forecasted performance in the current fiscal year. When the 18-month salary review for our Named Executive Officers is conducted, the committee considers the budget information provided by management together with any benchmarking data and salary recommendations received from LCG Group, the recommendations of our CEO for the other Named Executive Officers, and any promotions or other changes in the officers’ responsibilities in determining the amount, if any, of base salary increases. In 2007, none of our Named Executive Officers received a salary increase as the 18-month review cycle did not occur during the year and there were no other circumstances warranting any increases. In June 2008, the committee conducted an 18-month salary review and increased the salaries of two of our Named Executive Officers by 5.4% and 5.0%, respectively, but did not increase the salary of our CEO or our other Named Executive Officers.

Annual Incentive Award - Cash

                We have an Annual Incentive Plan, or AIP, that provides for annual cash incentive payments to our CEO, our other Named Executive Officers and certain other employees. Awards under the AIP are intended to reward achievement of performance goals established annually at the beginning of each fiscal year by the board of directors acting on the recommendation of the compensation committee and communicated to our Named Executive Officers at that time. Target awards under the AIP are set as a percentage of each Named Executive Officer’s base salary. For 2007, potential award payouts could be less than, equal to, or exceed the target award amount depending on the level of achievement (threshold, target or maximum) of two company financial AIP goals and the achievement by the Named Executive Officers of various individual performance objectives. Award payouts are made on a non-discretionary basis in the first quarter of the next fiscal year.

                For 2007, 75% of each Named Executive Officer’s AIP award, which we refer to as the corporate component of the award, was based on achievement of two company financial goals — a net sales goal of $152.4 million and an operating profit goal of $15.4 million (before deduction of all awards under the AIP). The awards were weighted 40% for the net sales goal and 60% for the operating profit goal. The compensation committee believed that this mix of performance measures encouraged the officers to focus appropriately on improving both top-line sales and bottom-line earnings. Potential award payouts ranged from 30% of the target award amount for achievement of 90% (the threshold) of the net sales and operating profit goals to 150% of the target award amount for achieving 120% of the net sales goal and 150% of the operating profit goal (with interpolation in each case).

                The remaining 25% of the AIP award in 2007 was based on the achievement by our Named Executive Officers of individual performance objectives. These personal objectives were determined by the compensation committee for our CEO, and by our CEO for the other Named Executive Officers. For 2007, the CEO’s objectives included improvement of our gross margins to 45% from 44%, increased inventory turnover of 10% over our actual 2006 results, commercialization of new products, and completion of a development plan for senior vice presidents. The objectives for the other Named Executive Officers consisted of one or more of the objectives set for the CEO and other non-financial objectives tailored to each officer’s specific responsibilities. These objectives were assigned percentage values in accordance with their importance to achievement of our overall objectives and, for each

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objective were payable only if the officer achieved the objective in full. The compensation committee and our board determined that these corporate and individual objectives were important drivers in our overall success of the creation of value for stockholders.

                No awards were payable at all under the AIP in 2007 unless we achieved at least 80% of our operating profit goal for the fiscal year, which we achieved. In addition, any award amounts payable upon achievement of the company or individual goals in 2007 would be reduced by 25% for each fiscal quarter in which we did not achieve a net earnings target for that quarter. These quarterly targets were $919,000 (Q1); $1.35 million (Q2); $2.06 million (Q3); and $3.83 million (Q4). We achieved these goals in two quarters in 2007.

                For 2007, the target award payouts expressed as a percentage of base salary were 55% for our CEO and 35% for the other Named Executive Officers. These target amounts were selected based upon a variety of factors, including job responsibility, company performance, and peer data and have been essentially unchanged over the past several years. The actual AIP award payouts for 2007 are disclosed in the Summary Compensation Table for 2007 in the column entitled “Non-Equity Incentive Plan Compensation” and the range of threshold, target and maximum possible payments under the AIP for 2007 is set forth in the Grants of Plan-Based Awards for 2007 table. AIP award payouts in 2007 were very low compared to previous years, as we did not achieve the threshold level of our operating profit goal, achieved only slightly better than the threshold level of our net sales goal, and achieved the quarterly net earnings targets in only two of our fiscal quarters. Additionally, four of our Named Executive Officers, including our CEO, received 32% or less of the individual performance portion of their targeted AIP award amounts.

                In July 2007, our board of directors, acting on the recommendation of the compensation committee, implemented a change to the AIP for 2008 for our Named Executive Officers. Under the amended AIP, 25% of each annual award (the “ROE component”) will be based on an annual return on equity (“ROE”) goal to be established by our board or the compensation committee, rather than on the achievement of individual performance objectives. The size of the ROE component payout will increase proportionately, up to a maximum of 150% of the target ROE award amount, by the extent, if any, to which we exceed the ROE goal. If we fail to achieve the ROE goal for a fiscal year, no payouts of the ROE component will be made. The committee, after consulting with EC Consultants, recommended amending the AIP in this manner because it believed that our return on equity was a more direct and measurable indicator of increased stockholder value than the achievement by our Named Executive Officers of individual performance goals, and thus was a more appropriate measure by which to provide incentive compensation to the officers.

                In 2008, as in 2007, payment of the remaining 75%, or corporate component, of the annual AIP award will be dependent upon whether, and the extent to which, we meet or exceed operating profit and net sales goals set by our board. However, quarterly net earnings goals have not been included in the AIP for 2008. For 2008, our board, in an effort to improve our net earnings, has reduced the aggregate target award payouts in 2008 under the AIP for our entire company to $1.5 million from $3.2 million in 2007. Accordingly, the board reduced the target awards expressed as a percentage of base salary for 2008 to 22% for our CEO, 14% for our three Senior Vice Presidents, and 12% for our Vice Presidents, including our acting Chief Financial Officer.

Equity Awards – Stock Options

                We have periodically used stock options as our primary long-term incentive compensation for our Named Executive Officers. We believe that long-term incentives provided by stock options are significant in motivating our officers and retaining their services because the value of the options is related directly to the performance of our stock. Our board generally determines the number of options to be granted

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company-wide in each year based on a number of factors, including our performance in the prior year and expectations for the current year, as well as our “overhang,” that is the number of our shares subject to outstanding options or available for future grants relative to the number of our currently outstanding shares. In determining the number of stock options to be granted to our Named Executive Officers, the compensation committee has considered peer company long-term incentive award data included in the 2006 compensation study by EC Consultants as well as the overall compensation provided by the combined grant value of stock options, base salary and cash incentive awards. The committee seeks to further meet these goals by making stock option grants on a periodic rather than one-time basis, which results in recipients holding options having exercise prices that reflect the price of our common stock at different times over the course of several years. Additionally, with the exception of options granted in May 2006, which vested immediately in full to allow us to not recognize compensation expense related to the options in 2006 or future years, options granted to our Named Executive Officers in prior years have had vesting periods of from one to four years, which we believe increases the incentive value of the options and are also intended to help retain those officers.

                The exercise price of each stock option awarded to our Named Executive Officers is the average of the high and low sales prices of our stock on the date of grant and thus may be higher or lower than the closing price of our stock on the date the options are granted. Since 2005, it has been our policy to make option grants annually either shortly before or after the end of our fiscal year. By doing so at a time when our year-end financial results are not yet known to us, we seek to avoid making grants while in possession of material nonpublic information about our company. We do not reprice stock options nor do we replace them if the price of our common stock declines.

                No stock options were granted to either our CEO or the other Named Executive Officers in 2007. The board of directors determined that since the stock options that were granted to each Named Executive Officer in May 2006, vested in full upon grant, no additional long-term incentive compensation was necessary in 2007.

Change in Control Agreements

                To ensure continuity and the continued dedication of our Named Executive Officers during any period of uncertainty caused by the possible threat of a takeover or other change in control of our company, we have change in control agreements with our CEO and our other Named Executive Officers.

                In September 2007, our board of directors approved a new form of change of control agreement to replace the agreements we had with our CEO and our acting CFO, and for our other Named Executive Officers, with whom we did not have agreements. The agreements contain a so-called “double trigger,” i.e., payment of benefits is dependent upon both a change in control transaction and the termination of employment, which we considered more appropriate than single trigger arrangements that provide benefits simply upon a change in control. We have entered into these new change in control agreements with all of our Named Executive Officers. Information regarding these agreements, including the estimated amounts payable to each Named Executive Officer, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Employment Agreement

                In June 2007, we entered into a three-year employment agreement with Anthony A. Lombardo, our CEO, to replace his previous employment agreement with us, which had expired. The agreement provides for an annual base salary of $360,000, subject to review by our board of directors. Mr. Lombardo is also eligible to receive an annual incentive award under our AIP at the President/CEO level and long-term equity incentive awards under our 2004 Stock and Incentive Award Plan at the discretion of our board. The agreement provides Mr. Lombardo with severance benefits that we do not provide to

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our other Named Executive Officers because of what we believe is his singular importance to our continued success. The agreement provides that if we terminate his employment without cause, other than in connection with a change in control transaction, Mr. Lombardo will receive severance pay equal to two years’ annual base salary and continued medical and dental benefits for two years. A more detailed description of the severance benefits payable to Mr. Lombardo under his agreement is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Other Benefits

                We provide our Named Executive Officers with a limited amount of benefits that are either not available or are available at lower levels to our other employees as part of providing a competitive executive compensation program. In 2007, these included personal use of a company-leased automobile (or cash in lieu thereof), term life insurance and reimbursement of certain commuting costs for two of the officers.

Internal Revenue Code Section 162(m) Considerations

                Section 162(m) of the Internal Revenue Code prohibits a publicly held corporation, such as E-Z-EM, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to its CEO (or person acting in that capacity) and to the four most highly compensated officers of the corporation other than the CEO as of the end of the corporation’s fiscal year. The $1 million compensation deduction limitation does not apply to “performance based compensation within the meaning of section 162(m).” We believe that any compensation received by our Named Executive Officers in connection with the exercise of options granted under our 1983 Stock Option Plan or our 2004 Stock and Incentive Award Plan will qualify as “performance based compensation.” We have not established a policy with respect to section 162(m) of the Internal Revenue Code because we have not paid, and do not currently anticipate paying, annual compensation in excess of $1 million to any employee.

Compensation Committee Report

                The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on its review and discussions with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and also incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 2, 2007.

THE COMPENSATION COMMITTEE:
George P. Ward, Chairman
James L. Katz
James H. Thrall

Summary Compensation for 2007

                The following table sets forth information concerning the compensation for services, in all capacities, for fiscal year 2007 of:

•	those persons who were, during fiscal year 2007, our Principal Executive Officer, or “CEO” (Anthony A. Lombardo);

•	those persons who were, during fiscal year 2007, our Principal Financial Officer, or “CFO” (Dennis J. Curtin and Joseph A. Cacchioli); and

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•	those persons who were, at the end of fiscal year 2007, our three most highly compensated executive officers other than the CEO and CFO.

                We refer to these individuals as our “Named Executive Officers.”

                The individual components of the total compensation calculation reflected in the Summary Compensation Table are as follows:

                Salary. Base salary earned during fiscal 2007. Mr. Lombardo’s base salary was paid pursuant to his employment agreement. See “Compensation Discussion and Analysis – Components of Executive Compensation for 2007 – Base Salary.”

                Non-Equity Incentive Plan Compensation. This compensation consists of amounts earned by our Named Executive Officers in fiscal 2007 under our Annual Incentive Plan (“AIP”). At the beginning of fiscal 2007, our board of directors, acting on the recommendation of its compensation committee, granted AIP awards to each Named Executive Officer. The awards were based on several measures of E-Z-EM’s financial performance and the achievement by the officers of personal objectives in fiscal 2007, and were paid in August 2007. For information on the AIP awards, see “Compensation Discussion and Analysis –Components of Executive Compensation for 2007 – Annual Incentive Award – Cash.”

                Change in Pension Value and Nonqualified Deferred Compensation Earnings. The compensation reported in this column represents the amount of above-market earnings in fiscal 2007 under our nonqualified deferred compensation plan for the two Named Executive Officers who participate in the plan.

                All Other Compensation. The amounts shown in this column represent perquisites and other personal benefits that we provide to our Named Executive Officers. See the “All Other Compensation for 2007” supplemental table following the Summary Compensation Table for information about the types and amounts of benefits provided.

Summary Compensation Table for 2007

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Anthony A. Lombardo, President and Chief Executive Officer	2007	$360,895	$21,139		None	$23,279	$405,313

Joseph A. Cacchioli, Vice President and Acting Chief Financial Officer	2007	$180,061	$10,841		$13,231	$21,551	$225,684

Dennis J. Curtin,(4) Former Senior Vice President and Chief Financial Officer	2007	$208,285	$7,469	(5)	$21,358	$23,506	$260,618

Brad S. Schreck, Senior Vice President	2007	$230,871	$8,372		None	$19,967	$259,210
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Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Jeffrey S. Peacock, Senior Vice President	2007	$230,871	$9,378	None	$23,360	$263,609

Peter J. Graham, Senior Vice President	2007	$199,422	$10,528	None	$24,267	$234,217

(1)	Represents cash awards earned under our Annual Incentive Plan, or AIP, for fiscal year 2007.

(2)
Represents the amount of above-market earnings under our nonqualified deferred compensation plan for fiscal year 2007. The above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 12% (from June 4, 2006 through December 31, 2006) and 10% (from January 1, 2007 through June 2, 2007) interest rates we used to calculate earnings on salary deferred by the officers under our nonqualified deferred compensation plan. See the Nonqualified Deferred Compensation Table for additional information.

(3)	See the All Other Compensation Table, below, for additional information.

(4)	Mr. Curtin resigned as Senior Vice President and Chief Financial Officer as of May 11, 2007.

(5)	Represents approximately 94% of the amount Mr. Curtin would have received as an incentive award under the AIP had he been employed with us for the entire fiscal year.

All Other Compensation for 2007

                The following table provides information regarding each component of All Other Compensation in the Summary Compensation Table of our Named Executive Officers for fiscal year 2007:

Name	Year	Profit- Sharing and 401(k) ($)(1)	Life Insurance ($)(2)	Personal Use of Automobiles ($)(3)		Commuting Costs ($)(4)	Total All Other Compensation ($)

Anthony A. Lombardo	2007	$12,331	$960	$8,938		$1,050	$23,279
Joseph A. Cacchioli	2007	$11,718	$683	$9,150	(5)	None	$21,551
Dennis J. Curtin	2007	$11,498	$766	$11,242		None	$23,506
Brad S. Schreck	2007	$12,421	$836	$5,255		$1,455	$19,967
Jeffrey S. Peacock	2007	$12,515	$879	$9,966		None	$23,360
Peter J. Graham	2007	$11,568	$760	$11,939		None	$24,267

(1)	Represents amounts we contributed under our Profit-Sharing Plan and, as matching contributions, under the companion 401(k) Plan, for fiscal year 2007.

(2)	Represents term life insurance premiums we paid for fiscal year 2007.

(3)	Represents the personal use of leased automobiles we provided for fiscal year 2007.

(4)	Represents the reimbursement of certain commuting costs for fiscal year 2007.

(5)	Represents cash received in lieu of personal use of a company-leased automobile.
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Grants of Plan-Based Awards for 2007

                The following table sets forth information concerning grants of plan-based awards to our Named Executive Officers during fiscal year 2007. The awards consisted of cash incentive awards under our Annual Incentive Plan, or AIP. The amounts in the three columns represent the amounts potentially payable under the AIP if the threshold, target and maximum goals are satisfied for all company and individual performance measures. The potential payouts are performance-driven and are therefore completely at risk. The amounts actually earned in fiscal 2007 by our Named Executive Officers are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” For a more detailed description of our AIP, see “Compensation Discussion and Analysis – Components of Executive Compensation for 2007 – Annual Incentive Award – Cash.”

                The table does not show any stock option grants. Although stock option grants have periodically constituted part of our Named Executive Officers’ compensation in the past, we made no stock option grants in fiscal 2007.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

Name	Threshold ($)	Target ($)	Maximum ($)

Anthony A. Lombardo	$44,661	$198,492	$272,927
Joseph A. Cacchioli	$12,105	$53,800	$73,975
Dennis J. Curtin	$16,159	$71,820	$98,752
Brad S. Schreck	$18,113	$80,500	$110,688
Jeffrey S. Peacock	$18,113	$80,500	$110,688
Peter J. Graham	$15,636	$69,492	$95,552

Outstanding Equity Awards at Fiscal Year – End for 2007

                The following table sets forth information concerning all outstanding equity awards held by our Named Executive Officers at our 2007 fiscal year end:

	Option Awards

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date

Name	Exercisable		Unexercisable

Anthony A. Lombardo	250,996	(1)	None	$5.50	4/02/10
	90,000	(2)		14.23	11/14/14
	40,000	(3)		14.48	6/01/15
	35,000	(4)		17.49	5/15/16

Joseph A. Cacchioli	10,000	(2)	None	$14.23	11/14/14
	7,500	(3)		14.48	6/01/15
	10,000	(4)		17.49	5/15/16

Dennis J. Curtin	35,000	(2)	None	$14.23	11/14/14
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	Option Awards

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date

Name	Exercisable		Unexercisable

	13,000	(3)		14.48	6/01/15
	15,000	(4)		17.49	5/15/16

Brad S. Schreck	23,958	(5)	None	$5.89	5/06/12
	15,000	(2)		14.23	11/14/14
	13,000	(3)		14.48	6/01/15
	15,000	(4)		17.49	5/15/16

Jeffrey S. Peacock	15,000	(2)	None	$14.23	11/14/14
	13,000	(3)		14.48	6/01/15
	15,000	(4)		17.49	5/15/16

Peter J. Graham	3,650	(6)	None	$3.64	7/28/09
	19,167	(7)		3.17	10/29/11
	10,000	(2)		14.23	11/14/14
	13,000	(3)		14.48	6/01/15
	15,000	(4)		17.49	5/15/16

(1)	Vested as to 25% of the shares subject to the options each year for four years beginning April 3, 2001.

(2)
Vested as to one-third of the shares subject to the options on May 29, 2005, June 3, 2006 and June 2, 2007. On January 17, 2005, our board of directors accelerated the vesting of the unvested portions of these options with the result that the options became immediately exercisable in full.

(3)	Vested as to 100% of the shares subject to the options on June 2, 2006.

(4)	Vested as to 100% of the shares subject to the options on May 16, 2006.

(5)	Vested as to 25% of the shares subject to the options each year for four years beginning May 7, 2003.

(6)	Vested as to one-third of the shares subject to the options each year for three years beginning July 29, 2000.

(7)	Vested as to 25% of the shares subject to the options each year for four years beginning October 30, 2002.

Option Exercises for 2007 The following table sets forth information concerning all option exercises by our Named Executive Officers during fiscal year 2007:

Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Anthony A. Lombardo	None	None
Joseph A. Cacchioli	None	None
Dennis J. Curtin	None	None
Brad S. Schreck	None	None
Jeffrey S. Peacock	9,682	$87,041	(1)
Peter J. Graham	None	None

(1)	Represents the difference between the average of the high and low sale prices ($15.545) of our common stock on the date of exercise and the exercise price of the option multiplied by

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the number of shares acquired upon exercise. The closing sale price of our common stock on the date of exercise was $15.55.

Nonqualified Deferred Compensation for 2007

                Our Income Deferral Plan for senior management was established in 1986. Only two of our Named Executive Officers (one of whom, Dennis J. Curtin, left our employ in May 2007) participate in the plan, and neither of whom has made any contributions to the plan since 1994. In addition, we do not make any contributions to the plan. In 2007, the plan was administered by a committee comprised of our CEO, CFO and Senior Vice President – Chief Legal Officer.

                Under the plan, participants may defer a portion of their base salary and cash incentive awards. We have obtained life insurance policies covering the participating Named Executive Officers to fund payouts under the plan. Amounts deferred are required under the plan to earn interest of at least 10% per annum, although the committee may provide for a higher rate of interest based on interest rate market conditions and projected returns to our company from the invested funds. The interest rate is set annually by the committee at the beginning of each calendar year.

                Upon retirement or other termination of employment, a participant (or his designated beneficiaries, in the event of his death) will receive a distribution of his account in 180 equal monthly payments. A participant may request a lump sum distribution or a shorter distribution schedule, which the committee may approve in its discretion. Withdrawals from the plan are permitted, in the committee’s sole discretion, only for unanticipated events resulting in immediate substantial financial need.

                The following table sets forth information concerning all nonqualified deferred compensation of our Named Executive Officers for fiscal year 2007:

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year – End ($)

Anthony A. Lombardo	None	None
Joseph A. Cacchioli	$26,677	$267,737
Dennis J. Curtin	$43,058	$432,103
Brad S. Schreck	None	None
Jeffrey S. Peacock	None	None
Peter J. Graham	None	None

(1)
Amounts deferred were credited with interest at 12% (from June 4, 2006 through December 31, 2006) and 10% (from January 1, 2007 through June 2, 2007). The above-market portion of interest earned in fiscal year 2007 for Mr. Cacchioli was $13,231 and for Mr. Curtin was $21,358.

Potential Payments upon Termination or Change in Control

                The narrative and table that follow describe potential payments and benefits to our Named Executive Officers upon termination of their employment with us under existing employment, change in control and severance agreements, as well as under our equity plans. The amounts shown in the table assume termination of employment as of June 3, 2007 (except for Dennis J. Curtin, our former Chief Financial Officer, who resigned effective as of May 11, 2007.

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Change in Control Agreements.

                We have entered into change in control agreements with our Named Executive Officers.

                Each change in control agreement provides certain benefits to the officer in connection with a change in control of our company. A change in control is deemed to occur if:

•
any person, entity or group, other than E-Z-EM or an entity or person related to E-Z-EM (including its subsidiaries, a group of its employees, a trustee or other fiduciary holding securities under a benefit plan for its employees or an entity owned by its stockholders in substantially the same proportion as they own E-Z-EM common stock), acquires at least 50% of E-Z-EM’s outstanding voting securities;

•
we engage in a merger, consolidation, recapitalization or reorganization, a reverse stock split or an acquisition of securities or assets, except where our stockholders, E-Z-EM, or any party related to E-Z-EM receives (or retains, if E-Z-EM is the surviving company) more than 50% of the voting power of the surviving or transferee entity;

•
our stockholders approve a plan for our complete liquidation or dissolution or for the sale of all or substantially all of our assets unless E-Z-EM or a party related to E-Z-EM owns or acquires more than 50% of our assets; or

•
our directors before the transaction (including a tender offer or exchange offer, merger or consolidation, or contested election of directors) do not constitute a majority of our directors after the transaction (or of the surviving entity, if it is not E-Z-EM).

                If an officer’s employment with us is terminated by us without good cause or by the officer for good reason during the term of the agreement and within two years following a change in control, the officer will be entitled to:

•
a lump sum payment equal to two years’ annual base salary for Mr. Lombardo, and equal to a minimum of one year’s and a maximum of two years’ annual base salary, prorated for between 12 and 24 years of service with us, for our other Named Executive Officers;

•	the officer’s annual incentive award under our AIP for the preceding fiscal year, to the extent not yet paid;

•
a prorated annual incentive award under our AIP for the fiscal year in which the officer’s employment is terminated, determined by reference to the officer’s average incentive award during the three fiscal-year period immediately preceding the fiscal year in which the change in control occurs;

•	any benefits accrued under any of our incentive and retirement plans;

•
medical plan coverage at the same cost to the officer in effect immediately before the change in control until the earlier of 18 months from termination or when the executive obtains comparable coverage through a new employer;

•	a lump sum payment equal to the unvested portion, if any, of the officer’s 401(k) plan (repayable by the officer to the extent the balance subsequently vests);

•	all earned but unpaid or unused vacation pay; and
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•	outplacement and career counseling services for one year, up to a maximum cost to us equal to 15% of the officer’s annual base salary.

                Our board of directors determined that the types and amounts of these benefits were consistent with current market practice for companies comparable to us in size.

                The agreements also provide that if an officer’s employment is terminated by us without good cause or there is good reason within six months prior to the occurrence of a change in control, and the officer reasonably demonstrates that his employment was terminated or good reason occurred either at the request of the third party who has acted to effect a change in control or otherwise in connection with or in anticipation of a change in control, then the termination of employment or good reason shall be deemed to have occurred immediately following the change in control.

                If an officer’s employment with us is terminated by us for “good cause,” death or disability, or by the officer other than for “good reason,” during the term of the agreement and within two years following a change of control, the officer will be entitled only to accrued but unpaid base salary, any benefits to which he may be entitled under any incentive or retirement plan of ours, and any accrued vacation pay. A termination of employment is for “good cause” under the agreements if the basis for termination is:

•	repeated acts or serious omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

•	conviction of a crime involving fraud, dishonesty or moral turpitude; or

•	a material breach of the agreement or the conditions and requirements of employment.

“Good reason” exists under the agreements if there is:

•	a material reduction in the nature or the scope of the officer’s authority and/or responsibility or his title;

•	a material reduction in the officer’s rate of base salary;

•	a material reduction in the officer’s employee benefits; or

•	a change in the principal location in which the officer is required to perform services that significantly increases his commuting distance.

                Each change in control agreement provides that if any amounts due to an officer become subject to the “golden parachute” rules set forth in section 4999 of the Internal Revenue Code, then these amounts will be reduced to the extent necessary to avoid the application of those rules, provided that such reduction will not be made if it would result in the officer’s receiving more than $10,000 less, after taxes, than if the rules were to apply.

                The agreements obligate the officers to keep confidential all confidential information of ours obtained by them during their employment with us. Breach by an officer of this obligation will result in termination of our obligations to the officer under his agreement.

Employment Agreement – Chief Executive Officer

                We have an employment agreement with Anthony A. Lombardo, our President and Chief Executive Officer. Under this agreement, if we terminate Mr. Lombardo’s employment with us without “cause,” he will be entitled to receive severance pay in an amount equal to two years’ base salary

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(currently $360,000), payable in 24 equal monthly installments commencing in the month following the month in which his employment is terminated. Mr. Lombardo will also be entitled to receive medical and dental benefits, at our cost, similar to those in effective at the time his employment is terminated, for two years. Our obligation to make these payments to Mr. Lombardo is contingent upon the execution by him of, and his not revoking, a general release in our favor.

                “Cause” is defined in Mr. Lombardo’s agreement as:

(i)	our good faith determination that Mr. Lombardo has continued to neglect, or has engaged in willful misconduct in connection with, his duties under the agreement; or

(ii)
his willful violation of any direction or rule of our board of directors, his conviction of any fraud, embezzlement or other dishonest act, or crime or offense that is a felony or involves moral turpitude or theft.

                If we terminate Mr. Lombardo’s employment for “disability”, he will be entitled to receive his base salary (with credit given to us for any disability insurance payments he receives) for the remainder of the fiscal year in which his employment was terminated. “Disability” means our good faith determination that Mr. Lombardo is unable to perform the essential functions of his job for either more than 60 consecutive business days or a total of 90 business days in any 365-day period.

                If Mr. Lombardo’s employment is terminated under circumstances entitling him to compensation under his change in control agreement with us, any such payments and other benefits will be in lieu of those provided for under his employment agreement.

                The employment agreement also provides that during the term of Mr. Lombardo’s employment and for 24 months thereafter, he will not, directly or indirectly:

•
be associated with, whether by ownership, employment or otherwise, any business that competes with us anywhere in the United States (except for ownership of up to 1% of the outstanding publicly traded stock of any company);

•	solicit or hire (or attempt to solicit or hire) any of our employees or otherwise induce any of employees to leave our company; or

•	appropriate or divert (or assist another person to do so) any business or customers of ours (or attempt to do so).

                The agreement further requires Mr. Lombardo to keep confidential all of our confidential and proprietary information. Additionally, the agreement requires Mr. Lombardo to cooperate with us, for seven years following termination of his employment, in our defense of any legal claims brought or threatened against us or any of our officers, directors or employees.

                If Mr. Lombardo breaches any of the obligations described above, his employment agreement provides that our obligation to make payments or provide benefits will terminate, and he will be obligated to repay to us any such payments and benefits we have provided him following termination of his employment (except for payments and benefits provided to him as a result of any termination for disability).

Severance Agreement – Former Chief Financial Officer

                On May 14, 2007, we entered into a severance agreement with Dennis J. Curtin in connection with his resignation as our Senior Vice President – Chief Financial Officer. The agreement provides for a

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severance payment of $451,800, payable in eight equal monthly installments commencing in June 2007. Additionally, Mr. Curtin received an incentive award of $7,469 under our Annual Incentive Plan, which was approximately 94% of the award he would have received had he remained employed with us. Mr. Curtin will also continue to receive coverage under our health insurance plan at our expense, or may elect instead to receive the cost of such coverage in cash, for 15 months following the effective date of the agreement. Pursuant to the agreement, in June 2007, we also paid Mr. Curtin $19,260 for use in connection with the purchase of his leased company automobile.

                The severance agreement provides that, for 24 months, Mr. Curtin will not associate in any manner, directly or indirectly, including through ownership, employment or otherwise, with certain companies that compete with us (except, for publicly traded companies, for ownership of less than 1% of their outstanding capital stock, up to $500,000 in value), or directly or indirectly attempt to hire or hire any of our employees, officers or directors on behalf of any person or entity that competes with us. Mr. Curtin has also agreed to keep confidential all of our confidential trade secret and/or proprietary information. The severance agreement also provides that Mr. Curtin will not cooperate with or assist any of our employees or former employees in connection with any employment-related actions instituted against us (other than complying with any subpoena or other legal process) and will, for a period of seven years, cooperate with us in our defense of any legal claims pending or subsequently instituted or threatened against us. If Mr. Curtin breaches any of these obligations to us under the severance agreement our obligation to make any further payments to him will terminate immediately, and if he is found to have committed a material breach of the agreement we may recover any amounts previously paid to him under the agreement.

Acceleration of Options upon Change in Control or Termination of Employment

                If our company is dissolved or liquidated, or is merged, consolidated or otherwise combined with another company but is not the surviving company, the compensation committee may terminate all options outstanding under our 2004 Stock and Incentive Award Plan, or 2004 Plan, including options held by our Named Executive Officers, provided that the options may be exercised in full, regardless of whether they have vested, during the 15-day period immediately preceding the applicable event. The compensation committee may also provide that the options be cancelled and be settled in cash, or awards of another company be granted in place of the options, either at the committee’s or the option holder’s election. However, if the compensation committee takes none of these actions in connection with a “change in control” of our company, all of the outstanding options held by our Named Executive Officers will automatically become exercisable in full, regardless of whether they have vested, upon such change in control.

                In general, under the 2004 Plan, a “change in control” will be deemed to occur if any person or group of persons acting in concert becomes the beneficial owner of more than 50% of the outstanding voting power of all our capital stock; a majority of our board, before a tender or exchange offer for our common stock ceases to constitute a majority as a result of such transaction or transactions; or our stockholders approve a merger, reorganization, sale of assets or plan of complete liquidation following which our stockholders before the transaction or related parties (as defined in the 2004 Plan) will not own at least 50% of our voting power or assets. A “related party” includes (i) a subsidiary of ours, (ii) an employee or group of employees of ours or any subsidiary of ours, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of ours of any subsidiary of ours, or (iv) a corporation or other business entity owned directly or indirectly by our stockholders in substantially the same proposition as they own our common stock.

                If a Named Executive Officer’s employment with us is terminated (other than by reason of death, disability or cause) all of the officer’s options outstanding under the 2004 Plan will remain exercisable for

30

180 days (and for an additional 180 days if the officer dies or becomes disabled within the first 180-day period) to the extent they were exercisable on the date of termination. If a Named Executive Officer dies or becomes disabled while in our employ, any options outstanding under the 2004 Plan will be exercisable in full, regardless of whether they have vested, for one year following the date of the officer’s death or disability. For these purposes, “disability” means a medical condition that would have entitled the Named Executive Officer to receive benefits under our long-term disability insurance program in effect on the date the option was granted. “Cause” means gross negligence, willful misconduct, criminal activity, conduct involving moral turpitude or a material breach of our policies, including our Code of Business Conduct and Ethics.

                Under our 1983 Stock Option Plan, or 1983 Plan, in the event our company is merged into, consolidated with or otherwise combined with or acquired by another entity, the compensation committee has the discretion to cause all options outstanding under the plan to expire, provided that all holders of such options will have the right to exercise the options, whether or not then vested, prior to their expiration. In addition, the compensation committee may, in its discretion, provide for accelerated vesting of all outstanding options in the event of the death, disability or retirement of any option holder.

                All options outstanding under the 2004 Plan and the 1983 Plan that are held by our Named Executive Officers have fully vested and are exercisable in full.

Potential Payments upon Termination or Change in Control

                The following table sets forth information concerning potential payments upon termination or a change in control of our company for each of our Named Executive Officers:

Name	Cash Severance Payment		Non-Equity Incentive Plan Compensation(1)		Continuation of Medical and Welfare Benefits(2)	Accrued Vacation Pay	Outplacement Service	Total

Anthony A. Lombardo Termination without cause	$720,000		None		$33,325	None	None	$753,325
Termination following change in control for other than good cause or good reason	$720,000		$212,929		$24,994	$30,000	$54,000	$1,041,923

Joseph A. Cacchioli Termination without cause	None		None		None	None	None	None
Termination following change in control for other than good cause or good reason	$380,819		$58,575		$24,994	$16,557	$29,803	$510,748

Dennis J. Curtin Termination without cause	$471,060	(3)	$7,469	(4)	$13,931	None	None	$492,460
Termination following change in control for other than good cause or good reason	None		None		None	None	None	None

Brad S. Schreck Termination without cause	None		None		None	None	None	None
Termination following change in control for other than good cause or good reason	$230,000		$82,254		$24,994	$19,167	$34,500	$390,915

Jeffrey S. Peacock Termination without cause	None		None		None	None	None	None
Termination following change in control for other than good cause or good reason	$402,500		$85,064		$24,994	$19,167	$34,500	$566,225
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Name	Cash Severance Payment	Non-Equity Incentive Plan Compensation(1)	Continuation of Medical and Welfare Benefits(2)	Accrued Vacation Pay	Outplacement Service	Total

Peter J. Graham Termination without cause	None	None	None	None	None	None
Termination following change in control for other than good cause or good reason	213,455	$77,871	$24,994	$17,788	$32,018	$366,126

(1)
For all Named Executive Officers, other than Mr. Curtin, represents the average of the cash awards received by each officer under our AIP for our 2006, 2005 and 2004 fiscal years, as provided in their change in control agreements with us.

(2)	Represents the estimated lump-sum present value of all future premiums that will be paid on behalf of the Named Executive Officer under our health and welfare benefit plans.

(3)
Represents (i) a severance payment of $451,800, payable in eight equal monthly installments commencing in June 2007, and (ii) a payment of $19,260 to Mr. Curtin for use in connection with the purchase of his leased company automobile, as provided in his severance agreement with us.

(4)
Represents an amount equal to approximately 94% of the AIP award that would have been payable to Mr. Curtin had he remained employed with us through the AIP award payment date, as provided in his severance agreement with us.

Certain Relationships and Related Transactions

                We review all known relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and then determine, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. In addition, as provided in its charter, the audit committee is required to review and approve or ratify all related-party transactions. In the course of its review and approval or ratification of a related-party transaction, the committee may consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount of money involved and the type of transaction;

•	the importance of the transaction to the related-party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of us and our stockholders; and

•	any other matters the committee deems appropriate.

                Any member of the audit committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

                Under SEC rules, transactions that are determined to be directly or indirectly material to us or a related-party must be disclosed in our proxy statement. Since June 3, 2006, the first day of our 2007 fiscal year, we have not entered into or been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the

32

foregoing, had or will have a direct or indirect material interest other than as described immediately below.

                We have split dollar life insurance arrangements with Linda B. Stern and Betty K. Meyers, which were entered into in May 1998. Linda Stern is a principal stockholder of our company and the widow of Howard S. Stern, a co-founder of our company. Betty Meyers is a stockholder of our company and the widow of Phillip H. Meyers, a co-founder of our company. She is also the mother of David P. Meyers, a director and a significant stockholder of our company. The Betty Meyers policy is owned by the Betty Meyers Life Insurance Trust, the beneficiaries of which include David P. Meyers. Through fiscal 2002, we paid approximately $100,000 annually toward the cost of each life insurance policy. Because of the uncertainty of the treatment of split dollar life insurance policies under the Sarbanes-Oxley Act of 2002, beginning in fiscal year 2003, we stopped making payments toward the cost of such policies and do not anticipate making any payments in the future.

                We have paid an aggregate amount of $500,000 in premiums for each policy, the proceeds of which, under collateral assignment agreements, will be first used to repay all payments made by us for that policy. Additionally, beneficiaries of the policies may not borrow against the amount paid by us. Linda Stern and Betty Meyers have each agreed to repay us for any shortfall between the cash surrender value of her respective policy and the aggregate amount of premiums paid by us. At June 2, 2007, the cash surrender value of such policies aggregated $1,964,000 and the aggregate amount of advances made by us totaled $1,000,000.

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EQUITY COMPENSATION PLAN INFORMATION The following table sets forth information, as of June 2, 2007, with respect to compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,279,319	$12.45	800,070(1)

Equity compensation plans not approved by security holders	None	None	None

Total	1,279,319	$12.45	800,070(1)

(1)	Consists of 695,675 shares reserved for issuance under our 2004 Stock and Incentive Award Plan and 104,395 shares reserved for issuance under our 1985 Employee Stock Purchase Plan.
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PROPOSAL NO. 2 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

General

                Our board of directors, acting on the recommendation of the audit committee of the board, has appointed Grant Thornton LLP, which served as our independent registered public accounting firm for our 2007 fiscal year, as our independent registered public accounting firm for our fiscal year ending May 31, 2008. Although the selection of the independent registered public accounting firm does not require ratification, the board of directors has directed that the appointment of Grant Thornton LLP be submitted to our stockholders for ratification due to the significance of their appointment to our company. If our stockholders fail to ratify the selection, it will be considered as a direction to our board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

                The proposal to ratify the board’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2008, must be approved by the affirmative vote of a majority of the votes cast at the annual meeting.

                A representative of Grant Thornton LLP is expected to be present at the annual meeting to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she desires.

Recommendation of the Board of Directors

                The board of directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our company’s independent registered public accounting firm for the fiscal year ending May 31, 2008.

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AUDIT MATTERS

Audit Committee Report

                The audit committee of our board of directors comprises four directors: James L. Katz, the Chairman, Robert J. Beckman, Adel Michael and John T. Preston and operates under a written charter. Each member of our audit committee has been determined by the board of directors to be independent and able to read and understand financial statements, as required by the NASDAQ listing requirements and the rules under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the board has determined that Mr. Katz is “financially sophisticated” as required by the NASDAQ rules and is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission, or SEC.

                Consistent with SEC rules, the audit committee has responsibility for appointing, setting compensation and overseeing the work of Grant Thornton LLP, our independent registered public accounting firm.

                As set forth in more detail in the audit committee’s charter, management is responsible for E-Z-EM’s internal controls and financial operating system. The independent registered public accounting firm is responsible for performing an independent audit of our company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report relating to this audit, as well as auditing and expressing an opinion on the effectiveness of our company’s internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadwell Commission (the “COSO criteria”). The audit committee’s responsibility is to monitor and oversee these processes. The audit committee’s primary duties and responsibilities fall into three broad categories:

                First, the audit committee serves as an independent and objective party to monitor E-Z-EM’s financial reporting process and internal control system;

                Second, the audit committee is responsible for reviewing and appraising the audit efforts of our independent registered public accounting firm; this includes matters concerning the relationship between E-Z-EM and its independent auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services being provided to us, and determining whether the auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

                Third, the audit committee provides an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

                The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter. To carry out its responsibilities, the audit committee met ten times during fiscal year 2007.

                In overseeing the preparation of our company’s financial statements, the audit committee has reviewed the financial statements and met with and held discussions with management and the independent registered public accounting firm to review the financial statements and discuss significant accounting issues and policies. Management advised the audit committee that our company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees,” and SAS No. 90, “Audit Committee Communications.”

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                Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the audit committee has discussed with the independent registered public accounting firm that firm’s independence. Grant Thornton LLP informed the committee that it was independent with respect to E-Z-EM within the regulations promulgated by the SEC and the requirements of the Independence Standard Board. The audit committee also considered the compatibility of the audit-related fees, tax fees and all other fees paid to Grant Thornton LLP in connection with Grant Thornton LLP’s independence. The audit committee has concluded that Grant Thornton LLP is independent of E-Z-EM and its management.

                The audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of our company’s internal controls, and the overall quality of our company’s financial reporting.

                Based upon the reviews and discussions referred to above, the audit committee recommended to the board of directors that our company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 2, 2007 and be filed with the SEC.

THE AUDIT COMMITTEE:
James L. Katz, Chairman
Robert J. Beckman
Adel Michael
John T. Preston

Principal Accountant Fees and Services

                The following table presents fees for professional audit services rendered by our company’s independent registered public accounting firm, Grant Thornton LLP (and its affiliates) for the audits in respect of the fiscal years ended June 2, 2007 and June 3, 2006, and fees billed for other services rendered by Grant Thornton LLP (and its affiliates) during those periods:

	2007	2006

	(in thousands)
Audit Fees(1)	$723	$1,089
Audit-Related Fees(2)	38	11
Tax Fees(3)	12	41
All Other Fees	1	1

	$774	$1,142

(1)
Audit fees consist of fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of our annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. For fiscal 2007, these services included $14 in fees relating to the fiscal 2006 audit that were determined after we mailed the proxy statement for our 2006 annual meeting of stockholders. For fiscal 2006, these services included $245 in fees relating to the fiscal 2005 audit that were determined after we mailed the proxy statement for our 2005 annual meeting of stockholders. For each fiscal year, these services also included fees for statutory audits of non-U.S. subsidiaries.

(2)
Audit-related fees consist primarily of profit sharing and 401(k) plan audits, a consent for a Form S-8 registration statement filed in fiscal 2007 and the review of a response to a comment letter received from the SEC in fiscal 2007.

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(3)	Tax fees include all tax services relating to tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

                The audit committee understands the need for Grant Thornton LLP to maintain objectivity and independence in its audits and has implemented policies and procedures, including pre-approval of all audit and permissible non-audit services, to minimize any relationship with Grant Thornton LLP that could impair their independence. For audit services, a description of the services and the related fees for us and our subsidiaries is included in our engagement letter with Grant Thornton LLP, which is provided to the members of the audit committee for their review and approval. Once audit committee approval of the engagement is obtained, our engagement letter and separate engagement letters detailing the services and related fees for each of our foreign subsidiaries are forwarded for review and approval to the audit committee Chairman, to whom the committee has delegated this authority.

                The audit committee has determined that we will engage Grant Thornton LLP to provide permitted non-audit services only when it is more effective and economical to do so than to obtain the services from other providers, determined, to the extent possible, after competitive bidding. For significant non-audit services (e.g., audit of our 401(k) plan), the audit committee requires that an engagement letter describing the services to be performed and the related fees be prepared and forwarded to the audit committee for review and approval before the services are rendered. For less significant non-audit services, the audit committee requires that before the service is rendered, management prepare and forward to the audit committee for its review, and for approval by its Chairman to whom the committee has delegated such authority, a description of the services to be provided and the related fees.

ANNUAL REPORT

                All stockholders of record as of the record date have been sent, or are concurrently herewith being sent, a copy of our Annual Report on Form 10-K for our fiscal year ended June 2, 2007.

                Any stockholder of E-Z-EM may obtain without charge additional copies of our Annual Report on Form 10-K for our 2007 fiscal year (without exhibits), as filed with the Securities and Exchange Commission, by writing to:

Stockholder Information
E-Z-EM, Inc.
1111 Marcus Avenue
Lake Success, New York 11042

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

                In order to be considered for inclusion in the proxy materials to be distributed in connection with our 2008 annual meeting of stockholders, stockholder proposals for such meeting must be submitted to us no later than June 3, 2008 and must otherwise comply with Rule 14a-8 under the Exchange Act. While our board of directors will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.

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                In addition, our By-laws contain an advance notice provision with respect to matters to be brought before an annual meeting of stockholders, including nominations for directors, that will not be included in our proxy statement for the annual meeting. If you would like to nominate a director or bring any other business before the stockholders at our 2008 annual meeting, you must comply with the procedures contained in the By-laws and you must notify us in writing, and such notice must be delivered to or received by our Secretary not less than 90 days and not more than 120 days prior to October 30, 2008.

                You may write to our Secretary at our principal executive offices, 1111 Marcus Avenue, Suite LL26, Lake Success, New York 11042, to deliver the notices discussed above and to request a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominations of directors.

OTHER MATTERS

                As of the date of this proxy statement, we do not know of any matters other than those set forth in this proxy statement that will be presented for consideration at the 2007 annual meeting. If any other matter or matters are properly brought before the meeting or any adjournment of the meeting, the persons named in the accompanying proxy will have discretionary authority to vote or otherwise act with respect to such matters in accordance with their judgment.

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY E-Z-EM, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 30, 2007

             This Proxy is solicited on behalf of the Board of Directors of E-Z-EM, Inc. for use at the 2007 Annual Meeting of Stockholders. The 2007 Annual Meeting of Stockholders will be held at the Long Island Marriott Hotel & Conference Center, 101 James Doolittle Boulevard, Uniondale, New York, on Tuesday, October 30, 2007, at 10:00 a.m., local time.

             The undersigned, a holder of common stock of E-Z-EM, Inc., hereby appoints Anthony A. Lombardo and Joseph A. Cacchioli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of common stock of E-Z-EM, Inc. which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders, and at any adjournment or postponement thereof, in all matters indicated hereon, and with discretionary authority to vote as to any other matters that may properly come before such meeting.

Please be sure to sign and date this Proxy in the box	Date
below.

Stockholder sign above—Co-Holder (if any) sign above

1.	To elect Robert J. Beckman, Paul S. Echenberg and John T. Preston as Class II Directors of E-Z-EM, Inc., each for a term of three years (Proposal No. 1).	For All	With-hold All	For all Except
		☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the name(s) of such nominee(s) in the space provided below.

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of E-Z-EM, Inc. for the fiscal year ending May 31, 2008 (Proposal No. 2).	For	Against	Abstain
		☐	☐	☐

Check here if you plan to attend the 2007 Annual Meeting				☐

The Board of Directors recommends that you vote FOR the board’s nominees for director and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2008 fiscal year.

This Proxy, when properly signed, will be voted in the manner directed. If no direction is given, this Proxy will be voted FOR Proposal No. 1 and FOR Proposal No. 2.

             Please mark, date and sign exactly as name appears hereon. Joint owners should each sign. When signing as an executor, corporate officer or in any other representative capacity, please give full title as such.

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Detach above card, sign, date and mail in postage paid envelope provided.

E-Z-EM, Inc.
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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